EXHIBIT 5.1

October 16, 2008

Live Nation, Inc.
9348 Civic Center Drive
Beverly Hills, California 90210
Re:	Prospectus Supplement filed pursuant to Rule 424(b)

Ladies and Gentlemen:

We have acted as special counsel to Live Nation, Inc., a Delaware corporation (the “Company”), in connection with the filing of a prospectus supplement (the “Prospectus Supplement”) pursuant to Rule 424(b) of the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “Commission”) on October 16, 2008, with respect to the issuance of 1,556,386 shares (the “Shares”) of the Company’s common stock, $0.01 par value per share, and the related Series A Junior Participating Preferred Stock purchase rights (the “Rights”) issued by the Company pursuant to a Rights Agreement, dated as of December 21, 2005, between the Company and The Bank of New York, as rights agent, supplementing the registration statement on Form S-3 under the Act, filed with the Commission on January 30, 2008, as amended to date (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, the prospectus forming a part thereof or the Prospectus Supplement, other than as expressly stated herein with respect to the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein only as to the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or laws of any local agencies within any state.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the Shares have been duly authorized by all necessary corporate action of the Company and, upon issuance, will be validly issued, fully paid and nonassessable and will be accompanied by the Rights.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion and to the reference to our firm contained in the Prospectus Supplement under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP